Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-259-0345
sboland@rfbcommunications.com

Oxbridge Re Holdings Reports Second Quarter 2016 Results and Declares Quarterly Dividend

GRAND CAYMAN, Cayman Islands (August 15, 2016) -- Oxbridge Re Holdings Limited (OXBR), a provider of reinsurance solutions to property and casualty insurers in the Gulf Coast region of the United States, reported financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Results
Net income totaled $872,000 or $0.14 per basic and diluted common share compared with $1.7 million or $0.27 per basic and diluted common share in the second quarter of 2015. The decrease was primarily due to the recording of loss and loss adjustment expenses partially offset by the recognition of additional premiums via the change in loss experience refund payable [see comment below] during the second quarter of 2016, coupled with lower investment income earned during the second quarter of 2016.

A component of net premiums earned is the change in loss experience refund payable. This quarter, the change in loss experience refund payable decreased by approximately $1.8 million during the second quarter of 2016 due to a loss suffered under one of our retrospectively rated contracts. Under such contracts, the Company recognizes additional premiums should a loss event occur under the contract. The effect of this decrease in the change in loss experience refund payable resulted in net premiums earned increasing 105% to $3.3 million. Net premiums earned are not expected to remain at this level and should normalize in future quarters, unless further losses are suffered under our retrospectively rated contracts.

Net investment income totaled $109,000 coupled with $77,000 of net realized investment gains. This compares with $96,000 of net investment income coupled with $333,000 of net realized investment gains for the second quarter of 2015.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $2.7 million compared with $408,000 in the second quarter of 2015. The increase was driven by the establishment of $2.2 million in reserves for loss and loss adjustment expenses.

During the second quarter of 2016 the company repurchased 11,530 common shares under the $2.0 million share repurchase plan approved by the board of directors in May 2016. These shares were repurchased at an average price of $5.22 per share.

Dividends paid per share were $0.12 for the second quarter of 2016, unchanged from the second quarter of 2015.

At June 30, 2016, cash and cash equivalents, and restricted cash and cash equivalents, totaled $35.2 million compared with $39.0 million at December 31, 2015.

Second Quarter 2016 Financial Ratios

Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio was 66.2% for the second quarter of 2016 compared to 0.0% for the second quarter of 2015. The increase is wholly due to the establishment of a reserve for loss and loss adjustment expenses during the second quarter of 2016.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio was 2.0% for the second quarter of 2016 compared with 5.3% for the same year-ago period. The decrease was due to lower average acquisition costs on reinsurance contracts coupled with higher net premiums earned during the second quarter of 2016 as a result of the positive change in loss experience refund payable component.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses to net premiums earned. The expense ratio totaled 13.3% during the second quarter of 2016 compared with 24.9% for the second quarter of 2015. The decrease resulted from higher net premiums earned due to derecognition of loss experience refund reserves during the second quarter of 2016.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio totaled 79.5% for the second quarter of 2016 and 24.9% for the second quarter of 2015.

Six Months Ended June 30, 2016 Financial Results

Net premium earned totaled $4.7 million compared with $3.2 million for the first six months of 2015. The increase was driven by the recognition of approximately $1.8 million of additional premiums via the change in loss experience refund payable [see comment above] during the first six months of 2016.

Net investment income totaled $203,000 coupled with net realized investment gains of $133,000. This compares with $172,000 of net investment income coupled with $976,000 of net realized investment gains for the first six months of 2015.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $3.1 million compared with $845,000 in the first six months of 2015. The increase was driven by the establishment of reserves for loss and loss adjustment expenses reported under one of the company’s contracts as well as the payment of losses occurring under a separate contract during the first six months of 2016.

Net income totaled $1.9 million or $0.32 per basic and diluted common share compared with net income of $3.5 million or $0.58 per basic and diluted common share in the same year-ago period. The decrease in net income was primarily driven by the loss and loss adjustment expenses during the six months ending June 30, 2016, coupled with lower investment income earned during the first six month of 2016.

Dividends paid per share were $0.24 for the six months ended June 30, 2016, unchanged from the same year-ago period.

Six Months Ended June 30, 2016 Financial Ratios

The loss ratio was 48.2% compared to no losses and a loss ratio of 0.0% during the first six months of 2015.

The acquisition cost ratio was 2.7 % compared with 5.5% for the year-ago period. The decrease was due to lower average acquisition costs on reinsurance contracts coupled with higher net premiums earned during the first six months of 2016 as a result of the positive change in loss experience refund payable component.

The expense ratio was 18.4% compared with 26.5% for the first six months of 2015. The decrease is as a result of higher net premiums earned due to derecognition of loss experience refund reserves mentioned above. There is also no correlation between such adjustment to net premiums earned and changes in general and administrative expenses.

The combined ratio was 66.6% compared with 26.5% for the year-ago period.

Management Commentary
“Despite experiencing a loss, we still had a profitable quarter. Additionally, we demonstrated our commitment to our shareholders by implementing a $2 million share repurchase program and repurchasing shares during the quarter,” said Oxbridge Re Holdings President and CEO Jay Madhu. “As we look forward, we are confident our book of diversified business is well positioned for the remainder of 2016.”

Subsequent Events
Subsequent to the quarter end, the company recently declared its regular quarterly cash dividend in the amount of 12 cents. The dividend will be paid on September 30, 2016 to shareholders of record on the close of business September 23, 2016.

Conference Call
Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and CEO Jay Madhu, and Financial Controller Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: Monday, August 15, 2016
Time: 4:30 p.m. Eastern time
Listen-only toll-free number: 877-407-0782
Listen-only international number: 201-689-8567
Conference ID: 13642405

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Precision IR at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge's website at www.oxbridgere.com until September 15, 2016.

Toll-free replay number: 877-660-6853
International replay number: 201-612-7415
Conference ID: 13642405

About Oxbridge Re Holdings Limited
Oxbridge (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge's licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

-Tables to follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)
	At June 30, 2016	At December 31, 2015
	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost: $6,081 and $3,080, respectively)	$6,099	3,096
Equity securities, available for sale, at fair value (cost: $8,273 and $7,742, respectively)	7,624	6,252
Total investments	13,723	9,348
Cash and cash equivalents	4,658	8,584
Restricted cash and cash equivalents	30,562	30,368
Accrued interest and dividend receivable	56	25
Premiums receivable	9,606	4,117
Deferred policy acquisition costs	245	90
Prepayment and other receivables	130	91
Property and equipment, net	55	64
Total assets	$59,035	52,687

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$2,250	-
Loss experience refund payable	4,729	9,913
Unearned premiums reserve	13,533	5,571
Accounts payable and other liabilities	193	176
Total liabilities	20,705	15,660

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 6,048,470 and 6,060,000 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively)	6	6
Additional paid-in capital	33,657	33,657
Retained earnings	5,298	4,838
Accumulated other comprehensive loss	(631)	(1,474)
Total shareholders’ equity	38,330	37,027
Total liabilities and shareholders’ equity	$59,035	52,687

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY
 Consolidated Statements of Income
(Unaudited)
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)

Revenue
Assumed premiums	$14,562	14,288	$15,065	14,888
Change in loss experience refund payable	(288)	(2,065)	(2,377)	(4,116)
Change in unearned premiums reserve	(10,927)	(10,587)	(7,961)	(7,588)

Net premiums earned	3,347	1,636	4,727	3,184
Net realized investment gains	77	333	133	976
Net investment income	108	96	203	172

Total revenue	3,532	2,065	5,063	4,332

Expenses
Losses and loss adjustment expenses	2,215	-	2,278	-
Policy acquisition costs and underwriting expenses	68	87	129	174
General and administrative expenses	377	321	741	671

Total expenses	2,660	408	3,148	845

Net income	$872	1,657	$1,915	3,487

Earnings per share
Basic and Diluted	$0.14	0.27	$0.32	0.58

Dividends paid per share	$0.12	0.12	$0.24	0.24

Performance ratios to net premium earned:
Loss ratio	66.2%	0.0%	48.2%	0.0%
Acquisition cost ratio	2.0%	5.3%	2.7%	5.5%
Expense ratio	13.3%	24.9%	18.4%	26.5%
Combined ratio	79.5%	24.9%	66.6%	26.5%